CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated August 20, 2008, relating to the financial statements and financial highlights which appear in the June 30, 2008 Annual Reports to Shareholders of Columbia Small Cap Value Fund I and Columbia High Yield Municipal Fund, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/PricewaterhouseCoopers LLP

Boston, Massachusetts

October 27, 2008